UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2015

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 500
Dallas, Texas 75219

(Address of Principal Executive Offices)

(Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

As previously reported, RSP Permian, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Selling Stockholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”), dated March 17, 2015, with Barclays Capital Inc. (the “Underwriter”) relating to the offer and sale of 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the Company and 4,000,000 shares of Common Stock by the Selling Stockholders at a price to the public of $25.80 per share ($25.65 per share net of underwriting discounts and commissions).  Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders granted the Underwriter a 30-day option to purchase up to an additional 750,000 shares (the “Company Option Shares”) and 600,000 shares (the “Selling Stockholder Shares” and, together with the Company Option Shares, the “Option Shares”) of Common Stock, respectively.

On April 7, 2015, the Underwriter exercised its option to purchase all of the Option Shares, and the sale of the Option Shares is expected to close on or about April 10, 2015, subject to customary closing conditions. The total net proceeds to the Company from this offering, after deducting the underwriting discount and commission and estimated offering expenses payable by the Company, will be approximately $146.8 million, including approximately $19.2 million from the sale of the Company Option Shares.  The Company will not receive any of the proceeds from the sale of the Selling Stockholder Option Shares.

A legal opinion related to the Option Shares sold pursuant to the Offering is filed herewith as Exhibit 5.1.

Item 9.01                                 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

5.1	Opinion of Vinson & Elkins L.L.P.
23.1	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

	By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Vice President

Dated: April 10, 2015

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Vinson & Elkins L.L.P.
23.1	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).